Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Jeannine Dowling
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2010 FOURTH QUARTER AND YEAR
- Fourth Quarter Net Sales Rise 30.3% to $461.4 Million -
- Fourth Quarter Diluted earnings per share increase 71% to $0.70 -

Melville, NY, October 21, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fourth quarter and fiscal year ended August 28, 2010.

For the fiscal 2010 fourth quarter, net sales rose 30.3% to $461.4 million, compared with $354.1 million in the prior year period.  Operating income increased 68.6% in the fiscal 2010 fourth quarter to $70.5 million, or 15.3% of net sales, compared with $41.8 million, or 11.8% of net sales, in the prior year period. For the fourth quarter of fiscal 2010, the Company reported net income of $44.1 million, an increase of 69.5% over net income of $26.0 million in the fourth quarter of fiscal 2009.  Diluted earnings per share in the fiscal 2010 fourth quarter were $0.70 (based on 62.6 million diluted shares outstanding), compared to $0.41 (based on 62.6 million diluted shares outstanding) in the same period a year ago, an increase of 70.7%. The Company noted that the fourth quarter of fiscal 2010 had one less sales day than the fourth quarter of fiscal 2009.

For the fiscal 2010 full-year period, net sales were $1.69 billion, compared with net sales of $1.49 billion in fiscal 2009.  Operating income in fiscal 2010 was $241.8 million, or 14.3% of net sales, versus operating income of $204.7 million, or 13.7% of net sales, in fiscal 2009.  Net income for fiscal year 2010 was $150.4 million, compared to net income of $125.1 million in fiscal 2009.  Diluted earnings per share for the 2010 fiscal year were $2.37 (based on 62.9 million diluted shares outstanding), compared to $1.99 per diluted share (based on 62.4 million diluted shares outstanding) in fiscal year 2009.

David Sandler, President and Chief Executive Officer said, “Fiscal 2010 was a year of strong operational and financial execution.  Our team continued to perform at very high levels, taking significant market share and driving sales and earnings growth that culminated in growth in average daily sales in excess of 30% during each month of the fourth quarter.  By investing in our Company throughout the downturn, we have taken advantage of a unique opportunity to grow our business at an accelerated pace as market conditions return to more normalized levels.  Our investment program has produced a large and growing value gap between MSC and our smaller, less well capitalized competitors that has contributed to our momentum and that we will continue to leverage going forward.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS	Page - 2 -

Chuck Boehlke, Executive Vice President and Chief Financial Officer said, “We are very pleased with our financial performance in the fourth quarter.  As we look forward, we expect our annual big book pricing cycle to provide for gross margin expansion in excess of 100 basis points in the 2011 first quarter versus fourth quarter levels.  We will increase our levels of investment spending to further support market share gains.  The end result is expected to be increased operating margins as compared to both the first quarter of fiscal 2010 and our recently completed fourth quarter.  The midpoint of our guidance implies that incremental operating margins for the 2011 first quarter should be approximately 28%.  Based on the investment program we have targeted for fiscal 2011 we expect similar levels of incremental margin for the balance of the year.  However, the potential of a firming pricing environment and accelerating market share gains could drive incremental margins higher.”

Mr. Sandler concluded, “Throughout this period of economic uncertainty, MSC’s strategy has been to invest in the business to capitalize on the opportunities in the marketplace to gain share and grow profitably.  I am pleased to say that our results reflect the benefits of these efforts.  While our recent performance is encouraging, we believe it is only the beginning of a long-term growth story.  Looking ahead, we expect to leverage our advantages in the marketplace to continue to generate strong results for all of our stakeholders.”

For the fiscal 2011 first quarter, the Company expects net sales to be between $464.0 million and $476.0 million, and expects diluted earnings per share to be between $0.71 and $0.75.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fourth quarter and 2010 fiscal year, and to comment on current operations.  The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through November 4, 2010.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 320,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 973 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS	Page - 3 -

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share and expectations as to revenue, earnings and margin growth, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	August 28, 2010	August 29, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$121,191	$225,572
Accounts receivable, net of allowance for doubtful accounts	221,013	165,368
Inventories	285,985	246,649
Prepaid expenses and other current assets	20,498	17,169
Deferred income taxes	27,849	27,956
Total current assets	676,536	682,714

Property, plant and equipment, net	143,609	131,885
Goodwill	271,765	271,765
Identifiable intangibles, net	48,751	55,766
Other assets	12,662	15,417
Total assets	$1,153,323	$1,157,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$--	$95,000
Current maturities of long-term notes payable	39,361	59,105
Accounts payable	81,220	55,345
Accrued liabilities	69,704	46,388
Total current liabilities	190,285	255,838
Long-term notes payable	--	39,365
Deferred income taxes and tax uncertainties	63,158	56,808
Total liabilities	253,443	352,011
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	48	47
Class B common stock	18	18
Additional paid-in capital	378,315	336,092
Retained earnings	675,968	577,321
Accumulated other comprehensive loss	(2,660)	(2,068)
Class A treasury stock, at cost	(151,809)	(105,874)
Total shareholders’ equity	899,880	805,536
Total liabilities and shareholders’ equity	$1,153,323	$1,157,547

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
 (In thousands, except per share data)

	Quarters Ended		Fiscal Years Ended
	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009

	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	(Unaudited)		(Unaudited)

Net sales	$461,361	$354,097	$1,692,041	$1,489,518
Cost of goods sold	254,038	195,144	925,102	801,673
Gross profit	207,323	158,953	766,939	687,845
Operating expenses	136,817	117,146	525,120	483,127
Income from operations	70,506	41,807	241,819	204,718
Other (Expense) Income:
Interest expense	(147)	(417)	(1,140)	(3,629)
Interest income	28	110	165	820
Other (expense) income, net	(47)	(13)	(16)	31
Total other expense	(166)	(320)	(991)	(2,778)
Income before provision for income taxes	70,340	41,487	240,828	201,940
Provision for income taxes	26,283	15,493	90,455	76,818
Net income	$44,057	$25,994	$150,373	$125,122
Per Share Information:
Net income per common share:
Basic	$0.70	$0.42	$2.39	$2.01
Diluted	$0.70	$0.41	$2.37	$1.99
Weighted average shares used in computing net income per common share:
Basic	62,225	62,054	62,438	61,798
Diluted	62,643	62,559	62,930	62,362
Cash dividend declared per common share	$0.22	$0.20	$0.82	$0.80

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS	Page - 6-

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Fiscal Years Ended
	August 28, 2010 (52 weeks)	August 29, 2009 (52 weeks)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$150,373	$125,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,049	26,950
Stock-based compensation	13,525	10,904
Loss on disposal of property, plant, and equipment	18	--
Provision for doubtful accounts	1,892	4,247
Deferred income taxes and tax uncertainties	6,456	4,389
Excess tax benefits from stock-based compensation	(4,774)	(1,782)
Changes in operating assets and liabilities:
Accounts receivable	(57,884)	45,877
Inventories	(39,748)	72,868
Prepaid expenses and other current assets	(3,359)	1,932
Other assets	2,126	263
Accounts payable and accrued liabilities	55,183	(5,322)

Total adjustments	(516)	160,326

Net cash provided by operating activities	149,857	285,448

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(30,304)	(22,740)
Proceeds from sale of property, plant and equipment	--	448

Net cash used in investing activities	(30,304)	(22,292)

Cash Flows from Financing Activities:
Purchases of treasury stock	(48,244)	(1,206)
Payment of cash dividends	(51,726)	(49,879)
Excess tax benefits from stock-based compensation	4,774	1,782
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,598	2,644
Proceeds from exercise of Class A common stock options	22,803	6,123
Borrowings under revolving credit line commitment from credit facility	--	4,000
Paydown of the revolving credit line commitment from credit facility	(95,000)	--
Repayments of notes payable under the credit facility and other notes	(59,109)	(43,729)
Net cash used in financing activities	(223,904)	(80,265)

Effect of foreign exchange rate changes on cash and cash equivalents	(30)	(162)
Net (decrease) increase in cash and cash equivalents	(104,381)	182,729
Cash and cash equivalents – beginning of period	225,572	42,843
Cash and cash equivalents – end of period	$121,191	$225,572
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$77,682	$65,911
Cash paid for interest	$1,030	$4,044

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